Crum & Forster Holdings Corp. Announces Senior Management Changes at its Operating Companies

Morristown, NJ, June 23, 2004 — Crum & Forster Holdings Corp. announced today that Nikolas Antonopoulos, recently elected chief executive officer of its insurance operating subsidiaries, will also be elected chairman of the board of those companies. Mr. Antonopoulos succeeds Bruce A. Esselborn, who retired from Crum & Forster earlier this month. The current management of Crum & Forster Holdings Corp., including V. Prem Watsa, the chairman of the board, is unchanged. Joseph F. Braunstein, Jr., executive vice president of the Crum & Forster insurance companies since May 2002, will be elected to the position of president of those companies. Mr. Braunstein succeeds Mr. Antonopoulos, who has been president since May 2000. Mr. Braunstein joined Crum & Forster in September 2000 after a 29-year career at CIGNA where he held field and product line management roles in its large risk and international businesses and, most recently prior to joining Crum & Forster, led CIGNA’s Integrated Care unit.

Mr. Watsa stated, “Nick’s succession to chairman and Joe’s appointment as president of the operating companies reflect the orderly succession plan set in motion by Bruce Esselborn’s retirement. Crum & Forster is fortunate to enjoy leadership of the caliber of Nick and Joe.”

Mr. Antonopoulos commented, “Joe has brought tremendous focus, insight and energy to Crum & Forster’s field operations and marketing during his tenure as executive vice president. We look forward to Joe bringing those same invaluable qualities to his role as president of Crum & Forster.”

About Crum & Forster

Founded in 1896, Crum & Forster is a national property and casualty insurance group providing, through its insurance companies, standard and specialty commercial insurance products including property, general liability, workers’ compensation, commercial automobile, umbrella, directors and officers liability, excess & surplus and surety. Crum & Forster Holdings Corp. is a subsidiary of Fairfax Financial Holdings Limited (NYSE: FFH).

Cautionary Note Regarding Forward-Looking Statements

This press release may contain information that constitutes forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of terms such as “believes,” “anticipates,” “plans,” “expects” and similar expressions. Such forward-looking statements include, without limitation, statements about Crum & Forster’s business outlook, plans and expectations, which involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of Crum & Forster, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Crum & Forster has based these forward-looking statements on current expectations and projections about future events. Discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Crum & Forster’s SEC filings. Except as otherwise required by federal securities laws, Crum & Forster undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact: Mary Jane Robertson at (973) 490-6608.